$500 $600 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 $1,400 $1,500 -50% -25% 0% 25% 50% Payment at Maturity Underlying Return The Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: EURO STOXX 50 ® Index (ticker: “SX5E”) and the iShares® MSCI EAFE ETF (ticker “EFA”) Pricing date: March 31, 2022 Valuation date: October 2, 2023 Maturity date: October 5, 2023 Return amount: $1,000 × the underlying return of the worst performing underlying × the upside participation rate Upside participation rate: 230 % to 240%* Worst performing underlying: The underlying with the lowest underlying return CUSIP / ISIN: 17330AKJ0 / US17330AKJ06 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the valuation date Underlying return: For each underlying, (final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value of the worst performing underlying is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value of the worst performing underlying is less than or equal to the initial underlying value: $1,000 + ($1,000 × the underlying return of the worst performing underlying ) If the worst performing underlying depreciates from its initial underlying value to its final underlying value, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 25 , 2022 * The actual upside participation rate will be determined on the pricing date. ** The hypotheticals assume that the upside participation rate will be set at the lowest value indicated in this offering summary. Additionally, t he hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1.5 Year Upturn Securities Linked to the Worst of SX5E and EFA Hypothetical Payment at Maturity** Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity B 50.00% 115.00% $2,150.00 25.00% 57.50% $1,575.00 10.00% 23.00% $1,230.00 A 0.00% 0.00% $1,000.00 - 5.00% - 5.00% $950.00 - 10.00% - 10.00% $900.00 - 30.00% - 30.00% $700.00 - 50.00% - 50.00% $500.00 - 100.00% - 100.00% $0.00 A B

Selected Risk Considerations • You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying. If the worst performing underlying depreciates from its initial underlying value to its final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% of that depreciation. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings . • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • Your payment at maturity depends on the closing value of the worst performing underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The EURO STOXX 50 ® Index and t he iShares® MSCI EAFE ETF are subject to risks associated with non - U.S. markets. • The performance of the EURO STOXX 50 ® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. • Fluctuations in exchange rates will affect the closing value of the iShares® MSCI EAFE ETF. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.